**DORAL ENERGY CORP**
111 N. Sepulveda Blvd, Suite 250
Manhattan Beach, CA 90266

May 12, 2008

Arena Resources, Inc.
Attn: William R. Broaddrick, CFO
6555 S. Lewis Ave.
Tulsa, OK 74136

Dear Mr. Broaddrick:

As you may know, Doral Energy Corp. ("Doral") is in the final stages of closing on the acquisition of the Assets of Hanson Energy ("Hanson"). Doral understands that Arena has previously performed certain title work and due diligence (the "Title Work") on Hanson, and Doral desires to gain full and complete access to the Title Work. In exchange for such full and complete access to the Title Work, Doral agrees to deposit with an escrow agent the amount that Arena has incurred in performing the Title Work, totaling $71,914.94, and provide said escrow agent with instruction that Arena be paid this amount at the time of closing. Doral shall provide evidence to Arena of the deposit into escrow and the instructions provided to the escrow agent. If the transaction between Doral and Hanson does not close, Doral shall not be required to pay anything to Arena.

The escrow agent being used to hold the $71,914.94 is as follows:

Currier Abstract Company
P.O. Box 540
Artesia, NM 88211-0540
Phone: 575-746-9823
Fax: 575-746-9661

Arena shall cause all its employees, agents, attorneys and sub-agents (including appropriate title companies) to allow Doral immediate access to the Title Work and shall not withhold any information regarding Hanson.

Please sign in the space below to acknowledge your acceptance to the terms of this letter and return a copy to me. Please keep the original for your records.

I look forward to your thoughts regarding this letter at your earliest convenience. Please do not hesitate to contact me directly at (310) 937-1511 if you have any questions or concerns regarding this letter.

Very truly yours,

Doral Energy Corp.

Paul C. Kirkitelos

Paul Kirkitelos, CEO

Accepted and Agreed:

Arena Resources, Inc.

William R. Broaddrick, CFO